TERMINATION AND

SHARE CANCELLATION AGREEMENT

This Termination and Share Cancellation Agreement (the “Agreement”) is entered into as of July 4, 2018 (the “Effective Date”) by and between HypGen, Inc. (formerly, Mega Bridge, Inc.), a Nevada corporation (the “Company”), and Rafferty Finances, S.A., with primary address at Pasea Estate, Tortola, Road Town, VI (the “Consultant”), with reference to the following:

WHEREAS, Consultant and Company entered into a Consulting Agreement dated June 28, 2017 (the “Consulting Agreement”) pursuant to which the Company agreed to pay Consultant certain monetary and equity compensation in consideration for services to be performed by Consultant;

WHEREAS, in connection with the Consulting Agreement, Company issued to Consultant (i) a Common Stock Purchase Warrant dated June 28, 2017 (the “Warrant”) to purchase up to 10,000,000 shares of Company common stock; and (ii) a Share Certificate in the amount of 5,000,000 shares (the “5M Shares”) of Company common stock dated July 19, 2017 and represented by Share Certificate No. BE9 (the “Share Certificate”);

WHEREAS, the parties desire to rescind and terminate the Consulting Agreement and Warrant, and cancel the 5M Shares and Share Certificate;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of Consultant and the Company, Consultant and the Company hereby agree as follows:

1.               Rescission and Termination of Agreements. As of the Effective Date, (i) the parties mutually agree to the rescission and termination of the Consulting Agreement and Warrant; and (ii) none of the parties shall have any obligations to one another under the Consulting Agreement or Warrant.

2.               Cancellation of 5M Shares and Share Certificates. As of the Effective Date, Consultant agrees that the 5M Shares Share Certificate is cancelled. As of the Effective Date, the 5M Shares will no longer be outstanding on the stock ledger of the Company and the Consultant shall no longer have any interest in the 5M Shares. Consultant shall deliver to the Company or its transfer agent the Share Certificates representing 200,000 Shares Arch Investments Share Certificate No. 1036, 239,500 Shares South Riverside Group Share Certificate No. 1037 and 30,000 Shares Edik Skupien Share Certificate No. 1022, with an aggregate of 469,500 shares along with duly executed stock powers covering the 200,000, 239,500 and 30,000 Shares (the company will indemnify the transfer of the 200,000, 239,500 and 30,000 shares of the Company Common Stock pursuant to the Company transfer agent’s form of Authorization to transfer without a medallion guarantee) and hereby irrevocably instructs the Company and the Company's transfer agent to cancel the 200,000, 239,500 and 30,000 Shares.

3.               New Shares. As of the Effective Date, the Company shall cause the Company’s transfer agent to issue Consultant a new share certificate in the amount of 500,000 shares of Company Common Stock, which will represent 1% of the Company’s total outstanding and issued shares, to be delivered to Consultant upon Consultant’s completion of his obligations under paragraph 2 herein. The Company will indemnify the transfer of the 500,000 shares of Company Common Stock pursuant to the Company transfer agent’s form of Authorization to transfer without a medallion guarantee. The Company shall provide Consultant all necessary documents authorizing the Consultant to freely deposit and clear such new share certificate. Certificate shall be delivered within 21 business days upon the successful delivery of the shares mentioned in paragraph 2 herein. Consultant shall provide a letter indicating the name of the new entity for the shares to be issued and with the delivery instructions.

4.               Mutual Release. The Company and Consultant hereby release and discharge the other party from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, (including attorneys' fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which either party has, or may have had, against the other party, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions, including without limitation any acts or omissions related to or arising under the Consulting Agreement and the Warrant.

4.       Authority; No Assignment. Each party represents and warrants to the other parties that it has not assigned or sold any of their rights in or to the Consulting Agreement, and Consultant represents and warrants to the Company that it has not assigned or sold any of its rights in or to the Warrant or 5M Shares or Share Certificate. Each party represents and warrants to the other party that it has the authority to enter into and performance its obligations under this Agreement.

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5.       Counterparts. This Agreement may be executed in two or more counterparts and may be delivered by facsimile or electronic/PDF transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

CONSULTANT: Rafferty Finances, S.A. By: /s/ Antonio Tremino Antonio Tremino	COMPANY: HypGen, Inc. By: /s/ Dr. McCoy Moretz Dr. McCoy Moretz, CEO

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